Exhibit 12.1

McMoRan Exploration Co.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In Thousands)

Computation of Ratio of Earnings
to Fixed Charges:
	Years Ended December 31,
	2007		2006	2005	2004	2003
Loss from Continuing Operations [a]	(63,561)		(44,716)	(31,470)	(52,032)	(41,847)
ADD:
Provision for Income Taxes	-		-	-	-	1
Interest Expense	66,366		10,203	15,282	10,252	4,599
Rental Expense Factor	248		41	60	66	74
Earnings Available For Fixed Charges	3,053		(34,472)	(16,128)	(41,714)	(37,173)

Interest Expense	66,366		10,203	15,282	10,252	4,599
Capitalized Interest	6,361		5,260	2,121	892	-
Rental Expense Factor	248		41	60	66	74
Fixed Charges	72,975		15,504	17,463	11,210	4,673

Ratio of Earnings to Fixed Charges	-	[b]	- [b]	- [b]	- [b]	- [b]

Computation of Ratio of Earnings
to Fixed Charges and Preferred Dividends:

	2007		2006	2005	2004	2003
Loss from Continuing Operations [a]	(63,561)		(44,716)	(31,470)	(52,032)	(41,847)
ADD:
Provision for Income Taxes	-		-	-	-	1
Interest Expense	66,366		10,203	15,282	10,252	4,599
Rental Expense Factor	248		41	60	66	74
Earnings Available For Fixed Charges and
Preferred Dividends	3,053		(34,472)	(16,128)	(41,714)	(37,173)

Interest Expense	66,366		10,203	15,282	10,252	4,599
Capitalized Interest	6,361		5,260	2,121	892	-
Preferred dividends [c]	3,367		1,494	1,503	1,531	1,631
Rental Expense Factor	248		41	60	66	74
Fixed Charges and Preferred Dividends	76,342		16,998	18,966	12,741	6,304

Ratio of earnings to fixed charges and preferred dividends	-	[d]	- [d]	- [d]	- [d]	- [d]

a.	Loss represents McMoRan's continuing oil and gas operations.
b.
McMoRan’s earnings available for fixed charges for 2007 are insufficient to cover it fixed charges by $69.9 million.  McMoRan sustained a net loss from continuing operations of $44.7 million in 2006, $31.5 million in 2005, $52.0 million in 2004 and $41.8 million in 2003.  These losses were inadequate to cover McMoRan fixed charges of $15.5 million in 2006, $17.5 million in 2005, $11.2 million in 2004 and $4.7 million in 2003.

c.	Preferred dividends associated with McMoRan's 5% and 6 ¾% mandatorily redeemable convertible preferred stock.
d.
In 2007,McMoRan’s earnings available for fixed charges wand preferred dividends were insufficient to cover its fixed charges and preferred dividends by $73.3 million.  McMoRan sustained a net loss from continuing operations of $44.7 million in 2006, $31.5 million in 2005, $52.0 million in 2004 and $11.8 million in 2003.  These losses were inadequate to cover McMoRan fixed charges of $17.0 million in 2006, $19.0 million in 2005, $12.7 million in 2004 and $6.3 million in 2003.